EXHIBIT 99

Private Securities Litigation Reform Act of 1995

Safe Harbor Compliance Statement for Forward-Looking Statements

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Important factors upon which the Company’s forward-looking statements are premised include: (a) continued growth at rates approximating recent levels for card-based payment transactions and other product markets; (b) successful conversions under service contracts with major clients; (c) renewal of material contracts in the Company’s business units consistent with past experience; (d) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies; (e) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (f) continuing development and maintenance of appropriate business continuity plans for the Company’s processing systems based on the needs and risks relative to each such system; (g) absence of further consolidation among client financial institutions or other client groups which has a significant impact on Company client relationships and no material loss of business from significant customers of the Company; (h) achieving planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under the sole control of the Company and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost-management initiatives; (i) successfully managing the credit and fraud risks in the Company’s business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (j) anticipation of and response to technological changes, particularly with respect to e-commerce; (k) attracting and retaining qualified key employees; (l) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting the Company’s businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (m) continuation of the existing interest rate environment so as to avoid increases in agent fees related to IPS’ products and increases in interest on the Company’s borrowings; (n) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (o) no catastrophic events that could impact the Company’s or its major customer’s operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (p) no material breach of security of any of our systems; (q) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (r) the occurrence of any effect, event, development or change that could give rise to the termination of the agreement for the pending transaction announced on April 2, 2007 with New Omaha Holdings L.P., an affiliate of Kohlberg Kravis Roberts and Co. (the “Merger Agreement” and the pending transaction the “Merger”); (s) the outcome of any legal proceedings instituted against the Company and others relating to the Merger Agreement; (t) the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the Merger, including the receipt of certain foreign and domestic regulatory approvals; (u) the failure to obtain the necessary financing arrangements set forth in commitment letters received in connection with the pending transactions; (v) risks that the pending transactions disrupt current plans and operations and the potential difficulties in employee retention; (w) risks that the pending transactions cause the Company’s alliance partners, customers or service providers to terminate or reduce their relationship with the Company; (x) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will need to be obtained for the Merger; and (y) the impact of the substantial indebtedness that will need to be incurred to finance the consummation of the Merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of the Company’s filings with the Securities and Exchange Commission (“SEC”).